Exhibit 10.3

FORM OF PERFORMANCE STOCK UNIT AWARD AGREEMENT

[Date]

Dear	:

Pursuant to the NTELOS Holdings Corp. 2010 Equity and Cash Incentive (the “Plan”), the Compensation Committee of the Board of Directors (the “Committee”), as the Plan’s administrator, hereby grants to you, effective [DATE], [NUMBER] Restricted Stock Units (this “Award”). Subject to the terms and conditions of the Plan, each Restricted Stock Unit represents an unsecured promise of the Company to deliver, and your right to receive, one or more shares of the Common Stock of the Company at the time and on the terms and conditions set forth herein. This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Payment Terms

Subject to earlier termination of this Award as set forth below, the Restricted Stock Units granted hereunder will become earned and payable, if at all, as follows:

Total Shareholder Return. The number of Restricted Stock Units that will become earned and payable (based upon cumulative Total Shareholder Return (“TSR”) achieved through the TSR Performance Period (as hereinafter defined)) on [DATE] (the “TSR Vesting Date”), provided you have remained continuously employed with the Company from the date hereof until such date, will be equal to the product of [NUMBER] Restricted Stock Units (the “TSR RSUs”) multiplied by the percentage set forth in the chart below opposite the Company’s TSR achieved during the TSR Performance Period (rounded down to the nearest whole share):

Description	TSR	Percentage Payable

[Description of Targets]	[Achievement Level]	[%]

If the Company’s TSR (as hereinafter defined) for the TSR Performance Period falls between any of the identified percentages set forth in the chart above, then the percentage shall be determined by straight line interpolation between the two (rounded to the nearest whole percentage).

For purposes of this letter, (A) “TSR” means the cumulative return a holder of Common Stock of the Company earns over the TSR Performance Period, expressed as a percentage, and including changes in Market Value (as hereinafter defined) of, and dividends or other distributions with respect to, the Common Stock of the Company. TSR shall be determined as the sum of (1) the Ending Average Market Value (as hereinafter defined) reduced by the Beginning Market Value (as hereinafter defined) and (2) dividends or other distributions with respect to a share of the Common Stock of the Company with respect to which the record date falls during the TSR Performance Period (with such dividends and other distributions deemed reinvested in shares of Common Stock of the Company based on the Market Value (as hereinafter defined) on the record date for payment where not paid in shares of Common Stock of the Company); and (3) with such sum being divided by the Beginning Market Value. The Company’s TSR shall be adjusted to give appropriate effect to any stock dividends, stock splits, reverse stock splits and similar transactions, as determined by the Committee. TSR, including the value of reinvested dividends and other distributions, shall be determined on the basis of an appropriate total shareholder return model or such other authoritative source as the Committee may determine; (B) “Market Value” means the closing price per share of Common Stock as reported by NASDAQ on a specified date for which such closing price is reported by NASDAQ (or the immediately preceding business day upon which such closing price is reported) or, if such closing price is not then reported by NASDAQ, such other authoritative source as the Committee may determine; (C) “Beginning Market Value” means the Market Value on the first trading day of the TSR Performance Period; (D) unless otherwise specified in this letter, “Ending Average Market Value” means the average of the Market Values on the last five (5) trading days of the TSR Performance Period; and (E) “TSR Performance Period” means the [number]-year period beginning on [DATE] and ending on [DATE].

Operating Goals. The number of Restricted Stock Units that will become earned and payable on [DATE] (the “Operating Goals Vesting Date”) based upon achievement of the annual operating goals (each, an “Operating Goal”) established by the Committee, provided you have remained continuously employed with the Company from the date hereof until such date, will be equal to the sum of the total number of Restricted Stock Units that have become earned and payable with respect to each of the Operating Goal Performance Periods (as hereafter defined) set forth in the chart below. The number of Restricted Stock Units that will become earned and payable for each Operating Goal Performance Period will be equal to the number of Restricted Stock Units allocated to the specific Operating Goal Performance Period as set forth in the chart below (the “Operating Goal RSUs”) multiplied by the percentage set forth in the chart below opposite the applicable Operating Goal achieved for the applicable Operating Goal Performance Period (rounded to the nearest whole share):

Operating Goal Performance Period	Number of Operating Goal RSUs for Performance Period	Operating Measure	Annual Operating Goal Target	Percentage Payable

[YEAR]	[NUMBER]	[Description]	[Target Amount]	[%]

[YEAR]*	[NUMBER]	[Description]	[Target Amount]	[%]

[YEAR]*	[NUMBER]	[Description]	[Target Amount]	[%]

*	The Committee shall establish and communicate the annual Operating Goal targets for the Company’s fiscal years ending [DATE] and [DATE], in writing, no later than ninety (90) days after the beginning of the respective fiscal year.

If the Company’s actual performance with respect to any Operating Goal falls between any of the identified percentages set forth in the chart above, then the percentage shall be determined by straight line interpolation between the two (rounded to the nearest whole percentage). In the event the Company fails to meet the threshold Operating Goal for any Operating Goal Performance Period, no Operating Goal RSUs shall become earned and payable for that Operating Goal Performance Period.

[INSERT APPLICABLE DEFINITIONS RELATING TO OPERATING GOALS]

For purposes of this letter, “Operating Goal Performance Period” means each of the Company’s fiscal years ended [INSERT DATES], as applicable.

Termination of Employment

In the event your employment with the Company is terminated (prior to a Change in Control and prior to the TSR Vesting Date with respect to the TSR RSUs and the Performance Goals Vesting Date with respect to the Performance Goal RSUs) (A) by the Company other than for Cause (as defined in the Plan), (B) by you for Good Reason (as defined below) or (C) on account of your death or Disability (as defined in the Plan), your Restricted Stock Units shall remain outstanding through the end of the TSR Performance Period and the Operating Goal Performance Period in which your employment is terminated and be eligible to become earned and payable as described above with respect to that number of such Restricted Stock Units that equals the number of Restricted Stock Units remaining outstanding multiplied by a fraction, the numerator of which is the number of days in the respective Performance Period (defined below) during which you remained employed and the denominator being the total number of days in the respective Performance Period. Notwithstanding the foregoing, none of the Restricted Stock Units that relate to any Performance Period beginning after the termination of your employment shall be eligible to become earned and payable after the termination of your employment.

For purposes of this letter, (A) a “Performance Period” shall mean the TSR Performance Period and each of the Operating Goal Performance Periods, as applicable, and (B) Good Reason means your voluntary termination of employment with the Company other than on account of Cause, death or Disability and based on (1) the assignment to you of duties materially inconsistent with your position and status with the Company as they existed previously, or a substantial diminution in your title, offices or authority, or in the nature of your other responsibilities, as they existed previously; or (2) a material reduction by the Company in your base salary as in effect previously or as your salary may be increased from time to time, without your written consent; or (3) a material reduction by the Company in the target cash bonus payable to you under any incentive compensation plan(s), as it (or they) may be modified from time to time, in effect previously, or a failure by the Company to continue you as a participant in such incentive compensation plan(s) on a basis that is not materially less than your participation previously or to pay you the amounts that you would be entitled to receive in accordance with such plan(s); or (4) the Company requiring you to be based more than fifty (50) miles from the location where you were based previously, except for travel on the Company’s business that is required or necessary to performance of your job and substantially consistent with your business travel obligations previously. Additionally, you must give the Company notice of any event or condition that would constitute “Good Reason” within thirty (30) days of the event or condition which would constitute “Good Reason,” and upon receipt of such notice the Company shall have thirty (30) days to remedy such event or condition, and if such event or condition is not remedied within such thirty (30)-day period, any termination of employment by you for “Good Reason” must occur within sixty (60) days after the period for remedying such condition or event has expired.

In the event your employment with the Company is terminated as described above prior to the Operating Goals Vesting Date, the date your Operating Goal RSUs are eligible to become earned and payable shall be (i) the last day of the Operating Goal Performance Period with respect to the Operating Goal Performance Period in which you terminated employment and (ii) the date of termination of your employment with respect to any Operating Goal Performance Period which ended prior to the termination of your employment as described above.

In the event prior to a Change in Control and prior to the TSR Vesting Date with respect to the TSR RSUs and the Performance Goals Vesting Date with respect to the Performance Goal RSUs, (A) the Company terminates your employment for Cause or (B) you resign from or otherwise voluntarily terminate your employment other than for Good Reason, prior to the Restricted Stock Units becoming earned and payable, then your Restricted Stock Units that have not become earned and payable by such time will be forfeited without any payment to you, and the Company shall have no further obligation to you with respect to those Restricted Stock Units. Additionally, any remaining Restricted Stock Units that may no longer become earned and payable under any circumstances shall be forfeited at that time, and the Company shall have no further obligation to you with respect to those Restricted Stock Units.

Change in Control

Upon a Change in Control prior to the TSR Vesting Date with respect to the TSR RSUs and the Performance Goals Vesting Date with respect to the Performance Goal RSUs, your Restricted Stock Units shall become earned (and eligible to become payable as described herein) as of the Change in Control based upon the Company’s performance through the date of the Change in Control, provided you have remained continuously employed by the Company from the date hereof until the Change in Control or your employment with the Company terminated under circumstances under which your Restricted Stock Units were not forfeited at that time or previously became payable; provided that the Restricted Stock Units shall not become earned (nor eligible to become payable) in connection with the Change in Control with respect to any Restricted Stock Units for which the Performance Period has not commenced prior to the Change of Control. The Restricted Stock Units that become earned (and eligible to become payable) upon the Change in Control shall be measured based upon performance achieved through the date of the Change in Control (with the performance achieved with respect to any Operating Goal to be annualized for periods less than twelve (12) months for comparison against the Operating Goal target for the respective Performance Period).

If no provision is made for the continuance, assumption or substitution of your Restricted Stock Units by the Company or its successor in connection with the Change in Control or your employment with the Company terminated prior to the Change in Control under circumstances under which your Restricted Stock Units were not forfeited at that time or previously became payable, your Restricted Stock Units will become payable as of the Change in Control with respect to that number of Restricted Stock Units that became earned (and eligible to become payable) through the date of the Change in Control.

If provision is made for the continuance, assumption or substitution of your Restricted Stock Units by the Company or its successor in connection with the Change in Control and your employment with the Company did not terminate prior to the Change in Control under circumstances under which your Restricted Stock Units were not forfeited at that time or previously became payable, your Restricted Stock Units will become payable, on the TSR Vesting Date with respect to the TSR RSUs and the Operating Goals Vesting Date with respect to the Operating Goal RSUs, with respect to that number of your Restricted Stock Units that became earned (and eligible to become payable) through the date of the Change in Control, without regard to any subsequent performance, provided you remain continuously employed by the Company or any Affiliate from the Date of Grant until the TSR Vesting Date with respect to the TSR RSUs and the Operating Goals Vesting Date with respect to the Operating Goal RSUs.

In the event your employment with the Company is then terminated (on or after the Change in Control and prior to the TSR Vesting Date with respect to the TSR RSUs and the Performance Goals Vesting Date with respect to the Performance Goal RSUs) (A) by the Company other than for Cause, (B) by you for Good Reason or (C) on account of your death or Disability, your Restricted Stock Units shall become payable, with respect to that number of Restricted Stock Units that became earned (and eligible to become payable) through the date of the Change in Control, as of the date of termination of your employment. In the event on or after the Change in Control and prior to the TSR Vesting Date with respect to the TSR RSUs and the Performance Goals Vesting Date with respect to the Performance Goal RSUs, (A) the Company terminates your employment for Cause or (B) you resign from or otherwise voluntarily terminate your employment other than for Good Reason, prior to the Restricted Stock Units becoming earned and payable, then your Restricted Stock Units that have not become earned and payable by such time will be forfeited without any payment to you, and the Company shall have no further obligation to you with respect to those Restricted Stock Units. Any remaining Restricted Stock Units that may no longer become earned and payable under any circumstances shall be forfeited at that time, and the Company shall have no further obligation to you with respect to those Restricted Stock Units.

Settlement of Award

At the time the Restricted Stock Units become payable, the Committee shall determine whether and the extent to which the performance goals have been achieved for the applicable Performance Period and shall determine the number of shares of Common Stock, if any, issuable to you with respect to the level of achievement of the performance goal; and the Committee shall certify, in writing, the achievement of the performance goal. The Committee’s determinations with respect to the achievement of the performance goal shall be based on the Company’s financial statements and such other documentation as the Committee may deem necessary or useful in making such determinations, subject to any adjustments made by the Committee in accordance with this letter and the Plan. The Committee shall have the right to adjust or modify the calculation of achievement of the performance goals as permitted under the Plan.

Subject to the terms of this letter, the Company shall issue to you one or more shares of Common Stock for each Restricted Stock Unit that has become earned and payable under this letter (as described above) and shall deliver to you such shares as soon as reasonably practicable after (and within sixty (60) days of) the respective Vesting Date. Outstanding Restricted Stock Units shall be forfeitable until they become earned and payable as described above. Each date upon which the respective Restricted Stock Units have become both earned and payable shall be referred to as a “Vesting Date” with respect to such number of Restricted Stock Units. For the avoidance of doubt, fractional shares of Common Stock shall be rounded down to the nearest whole share without any payment therefor.

Deferral

Notwithstanding the foregoing, the Company may permit you to elect to defer payment of your Restricted Stock Units to the extent permitted by Section 409A of the Code and in accordance with any rules and regulations the Committee may establish for deferral of Restricted Stock Units.

Agreement

By accepting this Award, you agree upon grant of your Award to be bound by the following confidentiality and non-solicitation restrictions:

Confidentiality

You understand and acknowledge that during your employment with the Company, you have been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below). In order to protect the Confidential Information, you will not, during your employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with your employment by the Company. You will not at any time use any Confidential Information for your own benefit or the benefit of any person except the Company. At the end of your employment with the Company, you will surrender and return to the Company any and all Confidential Information in your possession or control, as well as any other Company property that is in your possession or control. The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories: (a) trade secrets; (b) lists and other information about current and prospective customers; (c) plans or strategies for sales, marketing, business development, or system build-out; (d) sales and account records; (e) prices or pricing strategy or information; (f) current and proposed advertising and promotional programs; (g) engineering and technical data; (h) the Company’s methods, systems, techniques, procedures, designs, formula, inventions and know-how; personnel information; (i) legal advice and strategies; and (j) other information of a similar nature not known or made available to the public or the Company’s competitors. “Confidential Information” shall also include any such information that you may prepare or create during your employment with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or Confidential Information.

Non-Solicitation

While you are employed by the Company and for one (1) year after your Termination Date, you will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a competitor, any person who within the preceding 12 month period has been employed by the Company, or assist any other person, firm, or corporation to do any of the foregoing acts. Additionally, while you are employed by the Company and for one (1) year after your Termination Date, you will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide any wireless telecommunication services, including but not limited to internet services, to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during the Executive’s employment with the Company. Notwithstanding the foregoing, you shall not be deemed to have violated this section to the extent that you are in compliance with the corresponding non-solicitation provisions of your employment agreement, as in effect at the time of any determination.

In the event you breach any of foregoing confidentiality or non-solicitation restrictions, in addition to any contractual or common law right the Company may have against you, you will waive and forfeit any and all rights to any further benefits under this letter or under the Plan and you will repay the Company for any benefit you may have already received under this letter or under the Plan.

Taxes

Under the Internal Revenue Code (the “Code”), your Restricted Stock Units will be taxed as ordinary income when the shares of Common Stock are issued to you. Upon issuance of the shares of Common Stock, you will be required to pay applicable withholding tax on the stock’s value. You may forfeit shares of stock to satisfy all or part of the tax liability, or you may elect to have the withholding tax deducted from your regular pay; deducted from a bonus check (if applicable); or make payment directly to NTELOS by a personal check.

Dividends

If on any date while Restricted Stock Units are outstanding hereunder the Company shall establish a record date for any dividend on shares of Common Stock (other than a dividend payable in shares of Common Stock), the number of Restricted Stock Units granted to you shall, as of such dividend payment date, be increased by that number of Restricted Stock Units equal to (A) the product of (1) the number of Restricted Stock Units held by you as of the related dividend record date, multiplied by (2) the per share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per share value of such dividend, as determined in good faith by the Committee), divided by (B) the Market Value of a share of Common Stock on the payment date of such dividend. In the case of any dividend declared on shares of Common Stock that is payable in the form of shares of Common Stock, the number of Restricted Stock Units granted to you shall be increased by a number equal to the product of (X) the aggregate number of Restricted Stock Units held by you through the related dividend record date, multiplied by (Y) the number of shares of Common Stock (including any fraction thereof) payable as a dividend on a share of Common Stock. Any additional Restricted Stock Units granted to you pursuant to this Section shall be subject to the same terms and conditions as the Restricted Stock Units with respect to which the dividends were credited as additional Restricted Stock Units.

Section 409A

Notwithstanding any other provision of this letter, it is intended that payments hereunder will not be considered deferred compensation within the meaning of Section 409A of the Code. For purposes of this letter, all rights to payments hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Payments hereunder are intended to satisfy the exemption from Section 409A of the Code for “short-term deferrals.” Notwithstanding the preceding, the Company shall not be liable to you or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments hereunder are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code.

Stock Ownership Requirement

The Company has established Common Stock Ownership and Retention Guidelines for Directors and Officers (the “Guidelines”) to emphasize the link between officers and the long-term interests of shareholders of the Company and to enhance the Company’s image by openly communicating to investors, market analysts and the public that officer interests are tied directly to the long-term success of the Company through personal capital investment in Company stock. By accepting this Award, you acknowledge that you have received a copy of the Guidelines and agree to adhere to the terms and conditions contained therein.

By accepting this Award, you acknowledge and agree that you will accumulate and hold shares of the Common Stock of the Company pursuant to the Guidelines. If you are promoted into another position, you acknowledge and agree that you will accumulate and hold additional shares pursuant to the Guidelines. Prior to any sale of your stock, you agree to seek clearance and to notify the Company’s General Counsel that you will not go below your target stock ownership level (other than sales to pay taxes permitted by this letter). You are also expected to comply with all relevant securities regulations at the time of any sale of Company stock.

You also agree to certify as the Committee requests whether or not you are in compliance with the Guidelines. You agree that until such time as you have reached your stock ownership guideline, you will hold 100% of the shares of Common Stock received upon payment of your Restricted Stock Units, lapse of the restrictions upon restricted stock and upon exercise of stock options (net of any shares utilized to pay for tax withholding and the exercise price of the option). You also agree to sell or otherwise dispose of any Company stock you own once your stock ownership level is met only to the extent that your remaining holdings do not fall below the minimum stock ownership level. The Committee in its sole discretion can make hardship exceptions to the Guidelines or to permit sales pursuant to Rule 10b5-1 plans to the extent the Committee deems appropriate. The Committee reserves the right to interpret, modify or terminate the Guidelines at any time except that no such change or modification will adversely affect you without your prior consent. The Company may impose any additional conditions or restrictions on the Award or the settlement of the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares of Common Stock if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the employment of the Company or interfere in any way with the right of the Company to terminate your employment at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company, if such agreement or other relationship exists.

Please sign and return a copy of this agreement to                     , designating your approval of this letter. This acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of this letter and the Plan.

Very truly yours,

NTELOS HOLDINGS CORP.

By:

ACKNOWLEDGED AND ACCEPTED

Dated:

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